Morton L. Topfer Retires from Staktek Board of Directors

AUSTIN, Texas --December 30, 2005 - Staktek Holdings, Inc. (NASDAQ: STAK), a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, today announced the retirement of Morton L. Topfer from its Board of Directors.

"We would like to thank Mort for his time and dedicated service to Staktek. He has been a significant contributor and important influencer over the past few years as the company made its transition from being privately owned to a publicly- traded company," stated Joseph C. Aragona, Chairman of the Board at Staktek.

About Staktek Holdings:

Staktek is a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems. Staktek's Performance, Value and High Performance Stakpak® memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. Staktek's ArctiCore is a revolutionary new module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 1750 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico.

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